EXHIBIT 3.4

         Certificate of Amendment of Articles of Incorporation

                         CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION
                                     OF
                              LMC CAPITAL CORP.

I, Philip Cassis, certify that:

1. The original articles of LMC CAPITAL CORP. were filed with the Office of the Secretary of State on September 2, 1999.

2. Pursuant to the unanimous written consent of the Board of Directors, the Corporation hereby adopted the following amendments to the Articles of Incorporation of this Corporation:

     Article 1: Name is amended to read as follows:

        The name of the corporation is K-Tronik International Corp.

4. At a Meeting of the company, held on November 13, 2001, the Corporation had 4,500,000 shares of voting common stock issued and outstanding. By a vote of 2,750,000 shares of this common stock, in person or by proxy (which represents 61% of the total shares), which vote is sufficient for approval, the foregoing amendment to the Articles of Incorporation of this corporation was approved.

Dated this 12th day of December, 2001.


/s/ Philip Cassis
Philip Cassis, President & Director